Exhibit 99.1

BTU International Reports Second Quarter 2008 Results

Quarterly Net Sales up 48 Percent Year-over-Year

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment for the alternative energy and electronics manufacturing markets, today announced its financial results for the second quarter of fiscal 2008, which ended on June 29, 2008.

Second quarter net sales were $20.4 million, up 23 percent compared to $16.6 million in the preceding quarter, and up 48 percent compared to $13.8 million for the same quarter a year ago. Net income for the second quarter of 2008 was $0.3 million, or $0.03 per diluted share, compared to a net income of $0.1 million, or $0.01 per diluted share, in the preceding quarter, and compared to a net income of $0.2 million, or $0.02 per diluted share, in the second quarter of 2007.

Net sales for the first six months of 2008 were $37.0 million compared to $28.9 million for the first six months of 2007. Net income for the six months ended June 29, 2008 was $0.4 million, or $0.04 per diluted share, compared to a net income of $0.9 million, or $0.09 per diluted share, for the first six months of 2007.

Comments

Commenting on the company’s second quarter performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Revenues were at the high end of our forecasted range, with strength in both electronics and alternative energy. Despite healthy gross margins, our earnings for the quarter were lower than anticipated, in part due to higher than expected SG&A cost and effective tax rates. As previously stated, our intent for 2008 is to build our new alternative energy organization and invest for future growth; therefore, we are anticipating lower than normal earnings for the year. Cash and shareholders’ equity are up.”

Outlook

Van der Wansem added, “We will continue to invest in our growth markets, strongly supporting our electronics business and building upon the opportunities we have in the rapidly growing thin film and silicon solar markets. Our alternative energy business remains on track to double revenues in 2008 as compared to last year. The electronics market continues to respond well to the new products we have introduced. In addition, we were recently recognized by winning two prestigious electronics industry awards at the Semicon West exhibition in San Francisco. ”

“We foresee a stronger second half for our alternative energy business primarily driven by our expansion in the solar market. In electronics we see some softening after a stronger than anticipated first half. Revenues for the third quarter are expected to be flat, as compared to the second quarter, while maintaining a level of profitability as we continue to invest in our electronics and alternative energy business,” concluded Van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the third quarter of 2008, in a conference call to be held today, July 30, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-795-3599. A webcast of the conference call will be available on BTU’s website at www.btu.com or at www.streetevents.com. Replays of the call will be available through August 15, and can be accessed at these websites or by phone at (888) 203-1112, passcode: 1142219.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains express or implied forward-looking statements regarding, among other things: (i) the company’s expectation of growth in the alternative energy business and the future mix of business, (ii) the company’s expectation of third quarter 2008 revenues and profitability, and (iii) and the company’s expectation for continued growth and success. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of July 30, 2008, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Net sales	$20,384	$13,770	$37,003	$28,934
Costs of goods sold	11,064	7,833	21,060	16,434

Gross profit	9,320	5,937	15,943	12,500

Operating expenses:

Selling, general and administrative	6,401	4,121	11,313	8,665
Research, development and engineering
	1,787	1,524	3,390	2,895

Operating income	1,132	292	1,240	940

Interest income	78	245	178	512
Interest expense	(174)	(120)	(354)	(286)
Other loss, net	(395)	(190)	(271)	(205)

Income before provision for income taxes	641	227	793	961

Provision for income taxes	(353)	(21)	(406)	(96)

Net income	$288	$206	$387	$865

Income per share:
Basic	$0.03	$0.02	$0.04	$0.09
Diluted	$0.03	$0.02	$0.04	$0.09

Weighted average number of shares outstanding:
Basic shares	9,375,097	9,275,349	9,365,175	9,218,358
Effect of dilutive options	149,559	171,618	158,193	167,316

Diluted shares	9,524,656	9,446,967	9,523,368	9,385,674

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

		June 29,	December 31,
Assets		2008	2007

Current assets
Cash and cash equivalents		$27,589	$25,065
Accounts receivable, net		19,841	18,832
Inventories		18,263	16,891
Other current assets		1,116	787

Total current assets		66,809	61,575

Property, plant and equipment, net		5,955	5,536

Other assets, net		2,148	2,401

	Total assets	$74,912	$69,512

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt		$284	$277
Trade accounts payable		7,451	5,645
Other current liabilities		6,873	5,088

Total current liabilities		14,608	11,010

Long-term debt, less current portion		9,127	9,267

Long-term liabilities		-	300

	Total liabilities	23,735	20,577

Total stockholders' equity		51,177	48,935

	Total liabilities and stockholders' equity	$74,912	$69,512

CONTACT:
BTU International, Inc.
Tom Kealy, 978-667-4111
Vice President, CAO
or
Bill Monigle, 978-667-4111
IR Counsel